Exhibit 99.1

News Release

Superior Reports Fourth Quarter and Full Year 2021 Financial Results

Achieved Third Consecutive Year of Growth over Market

Full Year 2021 Financial Highlights:

•	2021 Net Sales of $1,385M; Value-Added Sales[1] increased 16% YoY to $754M

•	Portfolio delivered Growth over Market of 17%[2]; 9% Content per Wheel[1] growth

•	2021 Net Income of $4M; $247M increase YoY

•	Adjusted EBITDA[1] increased 29% YoY to $167M; margin expanded 210 bps[3]

•	FY 2021 cash flow provided by operations of $45M

SOUTHFIELD, MICHIGAN – March 3, 2022 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the fourth quarter ended December 31, 2021.

($in millions and units in thousands)
	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Units
North America	1,951	2,264	8,478	7,716
Europe	1,979	2,193	7,645	7,478

Global	3,930	4,457	16,123	15,194

Net Sales
North America	$195.4	$168.9	$744.9	$550.1
Europe	172.9	168.8	639.8	550.7

Global	$368.3	$337.7	$1,384.8	$1,100.8

Value-Added Sales (1)
North America	$86.3	$91.7	$361.1	$296.4
Europe	102.5	109.8	392.5	351.9

Global	$188.7	$201.5	$753.7	$648.3

“We delivered impressive results in 2021 underscoring the agility and operational strength of our teams in the face of a weak and volatile OEM production environment. Our performance was supported by the strong execution against our value creation roadmap, enabling us to grow profitability to pre-pandemic levels while managing through immense operational challenges. Importantly, these improvements have been realized despite a 24% decrease in industry volumes since the end of 2019,” commented Majdi Abulaban, President and Chief Executive Officer of Superior. “We continue to leverage our robust portfolio to meet strong industry demand for premium, larger diameter, and light weighted wheels, supporting the expansion of Value-Added Sales and a consistent track record of Growth over Market.”

Mr. Abulaban continued, “Looking ahead, we anticipate continuing disruption throughout at least the first half of 2022 stemming from the ongoing semiconductor shortage and inflationary pressures. We also anticipate some level of disruption associated with the Russia/Ukraine conflict. The extent of this disruption

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Based on Value-Added Sales Adjusted for Foreign Exchange; comparison vs. FY 2021 North American and Western and Central European industry production per February 14th, 2022, as reported by IHS.
[3]	Expressed as Adjusted EBITDA margin as a percentage of Value-Added Sales, both Non-GAAP Financial Measures; see footnote 1 above.

and impact on the Company cannot be predicted at this time. Setting aside the semiconductor shortage, inflationary pressures, and Russia / Ukraine conflict, we remain confident in the long-term health of underlying consumer demand and expect an extended period of above-average industry production levels upon resolution of the semiconductor supply challenges. I am excited to extend the momentum we saw over the last year as we bring our portfolio of differentiated technologies to our customers while positioning Superior for profitable growth.”

Fourth Quarter Results

Net sales for the fourth quarter of 2021 were $368 million, compared to net sales of $338 million in the prior year period. Value-Added Sales, a non-GAAP financial measure, were $189 million for the fourth quarter of 2021 compared to $202 million in the prior year period. Content per Wheel, a non-GAAP financial measure, was $49.05, up 13% compared to prior-year quarter, driven by the continued shift towards larger wheels with more complex finishes. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross profit for the fourth quarter of 2021 was $21 million, compared to $33 million in the prior year period. The decrease was primarily driven by lower unit sales and manufacturing inefficiencies resulting from depressed and volatile OEM production levels, partially offset by the effects from a favorable product mix.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2021 were $14 million, compared to $16 million in the prior year period. The reduction in SG&A was driven by lower usage of external service providers and decreased compensation and benefits accruals.

Operating income for the fourth quarter of 2021 was $7 million, compared to $18 million in the prior year period. The decrease is primarily due to lower gross profit in the fourth quarter of 2021.

The income tax provision for the fourth quarter of 2021 was $4 million, primarily due to the recording of a non-cash valuation reserve against certain deferred tax assets in Germany.

For the fourth quarter of 2021, the Company reported a net loss of $4 million, or loss per diluted share of $0.48, including the impact of the costs of restructuring our Werdohl operation in Germany, partially offset by a gain from the change in fair value of the preferred derivative. This compares to a net loss of $21 million, or loss per diluted share of $1.16, in the fourth quarter of 2020. See “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $37 million for the fourth quarter of 2021, or 19.8% of Value-Added Sales, which compares to $47 million, or 23.2% of Value-Added Sales, in the prior year period. The decrease in Adjusted EBITDA was primarily driven by lower operating income.    See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $60 million in the fourth quarter of 2021, compared to cash provided by operating activities of $58 million during the fourth quarter of 2020. Free Cash Flow, a non-GAAP financial measure, for the fourth quarter was $40 million, compared to $42 million in the prior year period. The Free Cash Flow in both periods benefited from working capital reduction initiatives. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Full Year 2021 Results

Net sales for 2021 were $1,385 million, compared to net sales of $1,101 million in 2020. Value-Added Sales, a non-GAAP financial measure, were $754 million for 2021, compared to $648 million in the prior year. The main drivers of the $284 million revenue increase were $178 million attributable to higher pass through of aluminum to OEMs, $88 million due to favorable product mix and higher shipment volumes and $18 million in favorable foreign exchange, primarily related to the Euro.

Gross profit for 2021 was $115 million, compared to $66 million in the prior year. The increase in gross profit was primarily due to higher shipment volumes and favorable product mix.

SG&A expenses for 2021 were $59 million, compared to $52 million in the prior year. The main drivers of the $7 million increase were $11 million related to lower prior period compensation and benefit expense as a result of temporary cost saving actions taken in response to the COVID-19 pandemic and the return of compensation expense to more normalized levels in 2021, partially offset by a $4.4 million gain on the sale of our Fayetteville, Arkansas facility in 2021.

Income from operations increased year-over-year from a loss of $180.4 million in 2020 to income of $55.4 million due to the goodwill and indefinite-lived intangible asset impairment charge of $193.6 million recognized in 2020, as well as improved profitability primarily associated with favorable product mix and higher shipment volumes.

The income tax provision for 2021 was $7.4 million. This compares to an income tax provision for the year ended 2020 of $15 million. The 2021 effective tax rate was higher than the statutory rate primarily due to valuation allowances on deferred tax assets, partially offset by a favorable split of pre-tax jurisdictional income.

For 2021, the Company reported net income of $4 million, or loss per diluted share of $1.17, including the impact of $0.46 per share from costs associated with restructuring, certain hiring and separation costs and a flood loss. The loss per diluted share includes the effects from the accretion of, and dividends on, the preferred stock which are not included in net income. This compares to net loss of $244 million, or loss per diluted share of $10.81, in 2020. See “Earnings Per Share Calculation” and “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $167 million, or 22.1% of Value-Added Sales in 2021, which compares to $129 million, or 20.0% of Value-Added Sales in 2020. The increase in Adjusted EBITDA was primarily due to improved performance associated with favorable product mix, higher production volumes and favorable foreign exchange rates. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported cash provided by operating activities of $45 million for the full year 2021, compared to cash provided by operating activities of $150 million in 2020. The decrease was a result of higher working capital requirements due to increased cost of aluminum during 2021, while the company benefited from working capital reductions in 2020. For the full year, Free Cash Flow, a non-GAAP financial measure, was a use of cash of $28 million, compared to positive free cash flow of $87 million in the prior year period, primarily driven by the decreased operating cash flow. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of December 31, 2021, Superior had funded debt of $616 million and Net Debt, a non-GAAP financial measure, of $503 million, compared to funded debt of $643 million and Net Debt of $491 million as of the end of the prior year period. The increase in net debt of $12 million was a result of the negative free cash flow in 2021, partially offset by the depreciation of our Euro-denominated debt resulting from the Euro weakening against the US-Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2022 Outlook

Superior management assumes full year 2022 industry OEM production in its markets to grow at a mid- to high single digit percentage rate. As a result, Superior’s full year 2022 outlook is as follows:

FY 2022 OUTLOOK
Unit Shipments	16.4 - 17.7 million
Net Sales	$1.58 - $1.71 billion
Value-Added Sales	$780 - $840 million
Adjusted EBITDA	$160 - $190 million
Cash Flow from Operations	$105 - $150 million
Capital Expenditures	~ $80 million

The industry production volume assumption reflects the supply chain challenges impacting the OEMs stemming from the continued semiconductor shortage. The impact of the Russia / Ukraine conflict is unknown at this time and therefore not reflected in the Company’s 2022 outlook. Superior is positioned to benefit from additional production volumes and the associated earnings in the event industry volume develops better than assumed.

Value-Added Sales and Adjusted EBITDA are non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2022 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Thursday, March 3, 2022. The conference call may be accessed by dialing 888-220-8451 for participants in the U.S./Canada or +1 323-794-2588 for participants outside the U.S./Canada using the required conference ID 8366288. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration and certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2022 outlook included herein, the impact of COVID-19 and supply chain disruption on our future business results, operations and prospects, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Clemens Denks

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Net Sales	$368.3	$337.7	$1,384.8	$1,100.8
Cost of Sales	347.4	304.4	1,270.0	1,035.1

Gross Profit	$20.9	$33.3	$114.7	$65.6
SG&A Expenses	14.1	15.9	59.3	52.4
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

Income (Loss) From Operations	$6.8	$17.5	$55.4	$(180.4)
Interest Expense, net	(10.5)	(11.0)	(41.9)	(45.4)
Other Income (Expense), net	3.7	(1.9)	(2.3)	(2.8)

Income (Loss) Before Income Taxes	$—	$4.6	$11.2	$(228.7)
Income Tax Provision	(3.9)	(26.0)	(7.4)	(14.9)

Net (Loss) Income	$(3.9)	$(21.4)	$3.8	$(243.6)
(Loss) Earnings Per Share:
Basic	$(0.48)	$(1.16)	$(1.17)	$(10.81)
Diluted	$(0.48)	$(1.16)	$(1.17)	$(10.81)

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	26,163	25,592	25,995	25,498
Diluted	26,163	25,592	25,995	25,498

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	12/31/2021	12/31/2020
Current Assets	$404.3	$383.6
Property, Plant and Equipment, net	494.4	522.1
Intangibles and Other Assets	155.5	203.6

Total Assets	$1,054.1	$1,109.3

Current Liabilities	$231.9	$231.1
Long-Term Liabilities	691.7	718.6
Redeemable Preferred Shares	199.9	179.4
European Non-controlling Redeemable Equity	1.1	1.7
Shareholders’ Deficit	(70.4)	(21.5)

Total Liabilities and Shareholders’ Deficit	$1,054.1	$1,109.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Net (Loss) Income	$(3.9)	$(21.4)	$3.8	$(243.6)
Depreciation and Amortization	24.2	25.0	99.6	98.2
Income tax, Non-cash Changes	2.2	26.9	(2.0)	7.5
Impairments of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6
Stock-based Compensation	2.6	1.6	9.5	2.4
Amortization of Debt Issuance Costs	1.2	0.9	4.4	4.0
Other Non-cash items	0.2	7.3	(10.5)	5.8
Changes in Operating Assets and Liabilities:
Accounts Receivable	9.7	32.1	(38.2)	28.1
Inventories	40.1	(8.4)	(26.4)	20.9
Other Assets and Liabilities	(7.9)	(0.3)	6.6	11.3
Accounts Payable	(8.9)	(2.9)	(1.7)	24.5
Income Taxes	(0.2)	(3.3)	(0.3)	(2.5)

Cash Flow Provided By Operating Activities	$59.5	$57.6	$44.9	$150.1
Capital Expenditures	(16.5)	(11.4)	(64.1)	(45.0)
Proceeds from Sale of Property, Plant and Equipment	—	—	6.6	0.9

Net Cash Used In Investing Activities	$(16.5)	$(11.4)	$(57.5)	$(44.2)
Proceeds from the Issuance of Long-term Debt	—	—	1.7	11.7
Debt Repayment	(1.4)	(0.8)	(5.0)	(25.7)
Proceeds from Borrowings on Revolving Credit Facility	—	—	—	313.8
Repayments of Borrowings on Revolving Credit Facility	—	—	—	(316.9)
Cash Dividends	(3.4)	(3.4)	(13.5)	(13.6)
Financing Costs Paid and Other	—	—	(4.3)	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	(0.5)	(1.5)	(0.5)
Finance Lease Payments	(0.3)	(0.2)	(1.3)	(1.0)

Cash Flow Used In Financing Activities	$(5.2)	$(4.9)	$(24.0)	$(37.1)
Effect of Exchange Rate on Cash	(0.4)	0.1	(2.3)	5.6

Net Change in Cash	$37.4	$41.3	$(39.0)	$74.5
Cash - Beginning	76.1	111.1	152.4	77.9

Cash - Ending	$113.5	$152.4	$113.5	$152.4

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Basic EPS Calculation(1)
Net (Loss) Income	$(3.9)	$(21.4)	$3.8	$(243.6)
Less: Accretion of Preferred Stock	(5.3)	(4.8)	(20.5)	(18.4)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.5)	(13.6)
Less: European Noncontrolling Redeemable Equity Dividends	0.1	(0.1)	—	(0.2)

Numerator	$(12.5)	$(29.7)	$(30.2)	$(275.8)

Denominator: Weighted Avg. Shares Outstanding	26.2	25.6	26.0	25.5

Basic (Loss) Earnings Per Share	$(0.48)	$(1.16)	$(1.17)	$(10.81)

Diluted EPS Calculation(1)
Net (Loss) Income	$(3.9)	$(21.4)	$3.8	$(243.6)
Less: Accretion of Preferred Stock	(5.3)	(4.8)	(20.5)	(18.4)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.5)	(13.6)
Less: European Noncontrolling Redeemable Equity Dividends	0.1	(0.1)	—	(0.2)

Numerator	$(12.5)	$(29.7)	$(30.2)	$(275.8)

Weighted Avg. Shares Outstanding-Basic	26.2	25.6	26.0	25.5
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	26.2	25.6	26.0	25.5

Diluted (Loss) Earnings Per Share	$(0.48)	$(1.16)	$(1.17)	$(10.81)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended December 31, 2021 and 2020.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
Before Tax Impact on Net Income (Loss)	4Q 2021	4Q 2020	YTD 2021	YTD 2020	Location on Inc. Stat.
Integration, Certain Hiring & Separation Costs	$(0.4)	$(1.6)	$(6.7)	$(9.2)	SG&A/COGS
Restructuring Costs	(5.2)	(2.5)	(3.8)	(8.7)	COGS/SG&A
Change in Fair Value of Preferred Derivative	3.5	(1.6)	0.0	(1.6)	Other Income/Expense
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	(193.6)	Operating Income
Werdohl Flood	—	—	(1.5)	—	Other Income/Expense

Total Before Tax Impact on Net Income (Loss)	$(2.1)	$(5.6)	$(11.9)	$(213.1)

After Tax Impact on Net Income (Loss)	$(2.1)	$(4.9)	$(11.9)	$(207.2)

Impact on Earnings (Loss) Per Share	$(0.08)	$(0.19)	$(0.46)	$(8.13)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions and Units in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for Foreign Exchange; and Content per Wheel	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Net Sales	$368.3	$337.7	$1,384.8	$1,100.8
Less: Aluminum Value and Outside Service Provider Costs	(179.6)	(136.2)	(631.1)	(452.5)

Value-Added Sales	$188.7	$201.5	$753.7	$648.3
Impact of Foreign Exchange on Value-Added Sales	4.1	(7.6)	(14.8)	(9.2)

Value-Added Sales Adjusted for Foreign Exchange	$192.8	$193.9	$738.9	$639.1

Wheels Shipped	3,930	4,457	16,123	15,194
Content per Wheel	$49.05	$43.50	$45.83	$42.06

Free Cash Flow	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Cash Flow Provided By Operating Activities	$59.5	$57.6	$44.9	$150.1
Net Cash Used In Investing Activities	(16.5)	(11.4)	(57.5)	(44.2)
Less: Cash Payments for Non-debt Financing Activities	(3.4)	(3.9)	(15.0)	(19.1)

Free Cash Flow	$39.6	$42.3	$(27.6)	$86.8

Adjusted EBITDA	Three Months		Twelve Months
	4Q 2021	4Q 2020	YTD 2021	YTD 2020
Net (Loss) Income	$(3.9)	$(21.4)	$3.8	$(243.6)
Adjusting Items:
- Interest Expense, net	10.5	11.0	41.9	45.4
- Income Tax Provision (Benefit)	3.9	26.0	7.4	14.9
- Depreciation	17.8	18.4	73.3	72.8
- Amortization	6.4	6.6	26.3	25.4
- Integration, Restructuring and Other	2.1	5.6	11.9	19.4
- Factoring Fees	0.6	0.6	2.1	1.4
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

	$41.3	$68.2	$162.9	$372.9

Adjusted EBITDA	$37.4	$46.8	$166.7	$129.4

Net Debt	12/31/2021	12/31/2020
Long Term Debt (Less Current Portion) (1)	$610.2	$637.1
Short Term Debt	6.1	6.1

Total Debt (1)	616.3	643.2
Less: Cash and Cash Equivalents	(113.5)	(152.4)

Net Debt	$502.8	$490.8

(1)	Excluding Debt Issuance Cost

Outlook for Full Year 2022 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,580.0	$1,710.0
Less: Aluminum Value and Outside Service Provider Costs	(800.0)	(870.0)

Value-Added Sales Outlook	$780.0	$840.0